UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Intrepid Potash, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1001 17th Street, Suite 1050
Denver, Colorado 80202

April 6, 2021
Dear Stockholder:
We cordially invite you to attend the 2021 Annual Meeting of Stockholders of Intrepid Potash, Inc (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 19, 2021, at 10:00 a.m., Mountain Time. The Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees, stockholders, and other stakeholders. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/IPI2021, where you will be able to listen to the Annual Meeting live, submit questions, and vote.
You will find important information about the matters to be voted on at the Annual Meeting in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending most of our stockholders a one-page Notice of Internet Availability of Proxy Materials (the “Notice”) instead of sending them a full set of printed materials. The Notice tells you how to access and review on the internet the important information contained in the proxy materials. The Notice also tells you how to vote on the internet prior to the Annual Meeting or by phone and how to request to receive a printed copy of our proxy materials.
Your vote is important. We hope you will attend the Annual Meeting online. We encourage you to review the proxy materials and vote as soon as possible. You may vote on the internet or by phone as described in the attached proxy materials. You also may vote by mail if you timely request to receive printed copies of these proxy materials in the mail. You will also be able to vote your shares electronically during the Annual Meeting. Details about how to attend the Annual Meeting online and how to submit questions and cast your votes are posted at www.virtualshareholdermeeting.com/IPI2021 and can be found in this proxy statement in the section entitled “Questions and Answers about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?”.
Very truly yours,

Robert P. Jornayvaz III
Executive Chairman of the Board, President, and Chief Executive Officer

1001 17th Street, Suite 1050
Denver, Colorado 80202
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Annual Meeting Date	Wednesday, May 19, 2021
Time	10:00 a.m., Mountain Time
Place	www.virtualshareholdermeeting.com/IPI2021
Items of Business	(1)	To elect two Class I directors nominated by our Board of Directors to serve three-year terms expiring at our 2024 Annual Meeting of Stockholders;
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021;
	(3)	To approve, on an advisory basis, the compensation of our named executive officers; and
	(4)	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement of the Annual Meeting
Record Date	Only holders of record of our common stock on March 22, 2021, are entitled to receive notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the Annual Meeting.
Voting
Your vote is important. We encourage you to read the accompanying proxy materials and submit your vote as soon as possible. You can find information about how to cast your vote in the question-and-answer section of the accompanying proxy statement.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2021:
This notice, our proxy statement, and our 2020 annual report are available at www.proxyvote.com.
By Order of the Board of Directors of Intrepid Potash, Inc.,

Matt Preston
Vice President, Finance
Denver, Colorado
April 6, 2021

Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, Colorado 80202
(303) 296-3006
Proxy Statement
Questions and Answers about the Annual Meeting and Voting
Why did I receive these proxy materials?
We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Intrepid Potash, Inc., a Delaware corporation, of proxies to be voted at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”).
The Annual Meeting will be held on Wednesday, May 19, 2021, at 10:00 a.m., Mountain Time, online at www.virtualshareholdermeeting.com/IPI2021. The Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IPI2021 and entering your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date (as defined below). Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date.
We expect to begin furnishing these proxy materials to stockholders on or about April 6, 2021.
When we use the term “Intrepid,” “us,” “we,” or “our,” we mean Intrepid Potash, Inc. and its consolidated subsidiaries, unless the context otherwise requires.
What matters will be voted on at the Annual Meeting?
We will ask stockholders to vote on the following matters at the Annual Meeting:
(1)	To elect two Class I directors nominated by our Board to serve three-year terms expiring at our 2024 Annual Meeting of Stockholders (Proposal 1);
(2)	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2021 (Proposal 2);
(3)	To approve, on an advisory basis, the compensation of our named executive officers (Proposal 3); and
(4)	To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement of the Annual Meeting.
Who can vote?
Stockholders of record at the close of business on the record date of March 22, 2021 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, we had 13,452,061 shares of common stock issued and outstanding. Each share is entitled to one vote on each item voted on at the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for the 10 days prior to the Annual Meeting at www.virtualshareholdermeeting.com/IPI2021. In addition, the list of stockholders will also be available during the Annual Meeting through the Annual Meeting website for those stockholders who choose to attend.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, bank or other nominee to obtain your 16-digit control number or otherwise vote through the broker, bank or other nominee. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date. The Annual Meeting webcast will begin promptly at 10:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 9:30 a.m. Mountain Time, and you should allow ample time for the check-in procedures.
What is the difference between a stockholder of record and a beneficial holder?
Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are the stockholder of record for those shares and are receiving proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote online at the Annual Meeting.
Beneficial Holder
If your shares are held in a stock brokerage account or by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial holder of those shares. Your broker, bank or other nominee is the stockholder of record and has forwarded proxy materials to you as beneficial holder. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you have the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials giving you the right to vote the shares.
How do I vote?
Stockholder of Record
If you are a stockholder of record, you can vote over the phone or on the internet prior to the Annual Meeting by following the instructions you received from us in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the proxy card included with the materials. Finally, you can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/IPI2021.
Beneficial Holder
If you are a beneficial holder, you can vote over the phone or on the internet prior to the Annual Meeting by following the instructions you received from your broker, bank or other nominee in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the voting instruction card included with the materials. If you have not received this information from your broker, bank, or other nominee, please contact them as soon as possible. You can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/IPI2021. If you are a beneficial owner who does not have a 16-digit control number, you may gain access to the Annual Meeting by logging into your brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting.

If you do not give your broker, bank or other nominee instructions as to how to vote, under the rules of the New York Stock Exchange (“NYSE”), your broker, bank or other nominee may not vote your shares on any of the proposals without your instructions, other than the ratification of the appointment of our independent registered public accounting firm. Please be sure to return your voting instructions to your broker, bank or other nominee so that your vote is counted. The voting deadlines and availability of telephone and internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instructions card and any other materials that you receive from that organization.
Multiple Holdings
If you hold shares both as a stockholder of record and as a beneficial holder, you must vote separately for each set of shares.
How can I attend and vote at the Annual Meeting?
This year’s Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees, stockholders and other stakeholders. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IPI2021. If you were a stockholder as of the Record Date and you have your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials, you can vote at the Annual Meeting.
A summary of the information you need to attend the Annual Meeting online is provided below:
•	To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
•
The Annual Meeting webcast will begin promptly at 10:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 9:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.

•
The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IPI2021.
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/IPI2021 on the day of the Annual Meeting.
•
Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at the “Investor Relations” section of our website at www.intrepidpotash.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, bank or other nominee to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank or other holder of record. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting website. If you encounter any difficulties accessing the virtual Annual Meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.
Can I change or revoke my vote?
If you are a stockholder of record, you may change your vote at any time prior to the vote at the Annual Meeting by taking any of the following actions:
•	submitting a new proxy with a later date using any of the available methods described above;
•	providing a written revocation to our Corporate Secretary; or
•	voting online at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/IPI2021.
If you are a beneficial holder, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instructions they provided to you. You may also vote online at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Whether you are a stockholder of record or a beneficial owner of shares held in street name, your attendance at the Annual Meeting online will not, by itself, automatically revoke your proxy.
What is the quorum requirement for the Annual Meeting?
A quorum of stockholders is necessary for any action to be taken at the Annual Meeting (other than adjournment or postponement of the Annual Meeting). A quorum exists if stockholders holding a majority of the outstanding shares of our common stock are present at the Annual Meeting in person, or by means of remote communication, or by proxy. If you submit a properly completed proxy, even if you abstain from voting, your shares will be counted for purposes of determining the presence of a quorum. Broker non-votes (described below) also will be counted for purposes of determining the presence of a quorum if the broker, bank or other nominee uses its discretionary authority to vote on at least one routine matter under NYSE rules.
How will my shares be voted at the Annual Meeting?
Your shares will be voted in accordance with your properly submitted instructions.
Stockholders of Record
If you are a stockholder of record and you submit a proxy but do not include voting instructions on a matter, your shares will be voted in favor of each of the nominees named in Proposal 1 and in favor of each of Proposals 2 and 3 in accordance with the recommendations of our Board. If any other matters are properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof, your shares will be voted in the discretion of the named proxies.
Beneficial Holders and Broker Non-Votes
If you are a beneficial holder and you do not provide voting instructions to your broker, bank or other nominee, that organization will determine if it has the discretionary authority to vote your shares on the particular matter. Under NYSE rules, these organizations have the discretion to vote your shares on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2021 (Proposal 2). However, they do not have the discretion to vote your shares on non-routine matters, including the other proposals up for a vote (Proposals 1 and 3). The unvoted shares are called “broker non-votes.” Shares that constitute broker non-votes are considered present for purposes of determining a quorum but are not considered entitled to vote or votes cast on the particular matter.

What are the voting requirements for each matter?
Proposal		Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Vote
(1)	To elect each Class I director nominated by our Board to serve three-year terms expiring at our 2024 Annual Meeting of Stockholders	More votes FOR than AGAINST	No effect	No	No effect
(2)	To ratify the appointment of KPMG as our independent registered public accounting firm for 2021	More votes FOR than AGAINST	No effect	Yes	Not applicable
(3)	To approve, on an advisory basis, the compensation of our named executive officers	More votes FOR than AGAINST	No effect	No	No effect
What are the recommendations of the Board?
Our Board recommends that you vote:
•	“FOR” each Class I director nominated by our Board to serve three-year terms expiring at our 2024 Annual Meeting of Stockholders (Proposal 1);
•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for 2021 (Proposal 2); and
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).
Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.
Who will pay the costs of soliciting votes for the Annual Meeting?
We will pay all costs of soliciting proxies. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies. We expect to pay Alliance Advisors $9,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, phone, email, or other electronic communication. In addition, our officers, directors, and employees, without additional compensation, may solicit proxies using any of these methods. We will send proxy materials or additional soliciting materials to banks, brokers, other institutions, nominees, and fiduciaries, and these organizations will then forward the materials to the beneficial holders of our shares. On request, we will reimburse these organizations for their reasonable expenses in forwarding these materials.
Why hold a virtual Annual Meeting?
As part of our effort to maintain a safe and healthy environment for our directors, members of management, and stockholders who wish to attend the Annual Meeting, in light of the public health impact of the coronavirus outbreak (COVID-19), we believe that hosting a virtual Annual Meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.
How can I find the results of the voting after the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board consists of six directors who are divided into three classes, designated as Class I, Class II, and Class III. In accordance with our Amended and Restated Bylaws (our “Bylaws”) and Restated Certificate of Incorporation (our “Certificate of Incorporation”), the number of directors constituting the entire Board is fixed exclusively by the Board from time to time. The directors are divided as evenly as possible into the three classes. The classes of directors serve for staggered three-year terms, with their current terms ending at the Annual Meeting in the following years: Class I directors − 2021; Class II directors − 2022; and Class III directors − 2023.
The Class I directors elected at the Annual Meeting will serve until the 2024 Annual Meeting of Stockholders. Our nominees for these Class I directorships are Terry Considine and Chris A. Elliott. Each nominee is currently serving on our Board and was most recently elected by stockholders at our 2018 Annual Meeting of Stockholders. Each nominee was nominated by our Board based on the recommendation of the Nominating and Corporate Governance Committee (“Governance Committee”). In making these nominations, our Board and our Governance Committee considered each nominee’s specific experiences, qualifications, and skills, as described below. Each nominee has consented to serve as a director if elected. However, if either or both nominees are unable to serve, or for good cause will not serve, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board.
To be elected, each nominee must receive a majority of the votes cast. Specifically, the number of shares voted “for” the nominee must exceed the number of votes cast “against” that nominee. Cumulative voting is not permitted in the election of directors. Each nominee has tendered to the Board a contingent, irrevocable resignation that will become effective only if the nominee fails to receive the required majority vote and the Board decides to accept the resignation. In the event a nominee does not receive a majority of the votes cast, the Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind its decision within 90 days after the date of the certification of the election results.
Our Corporate Governance Guidelines provide that the Governance Committee is responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. The Governance Committee performed its evaluation and nominating committee functions in early 2021. The Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that it believes will enhance the quality of the Board’s deliberations and decisions. When searching for new candidates, the Governance Committee considers the evolving needs of the Board and selects nominees based on individual skills, achievements, and experience. The Governance Committee does not have a formal policy with respect to diversity; however, the independent directors seek to promote through the nomination process an appropriate diversity on the Board. The Governance Committee also believes that nominees should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the Board and a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations.
The Governance Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will contribute to our long-term success and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individuals’ contributions to the Board are also considered.
When seeking candidates for a new director, the Governance Committee may solicit suggestions from incumbent directors, management, stockholders, and others. The Governance Committee has authority under its charter to retain a search firm for this purpose. If the Governance Committee believes a candidate would be a valuable addition to the Board, it recommends his or her candidacy to the full Board.
The Governance Committee will consider suggestions by stockholders of possible future nominees. The Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria described above, in the case of director candidates recommended by stockholders. Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting the names of such individuals, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Governing Committee, c/o Secretary, Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202. Stockholders also have the right under our Bylaws to nominate director candidates directly, without any action or recommendation on the part of the Governance Committee or the board, by following the procedures set forth below under the heading “Stockholder Proposals.”
Below is biographical and other information about our Class I director nominees and continuing directors. Below each director’s biographical information, we also provide the specific experience, qualifications, and skills that helped lead our Governance Committee and Board to conclude that he should serve as a director.
Class I Director Nominees
Nominee	Age	Director Since	Principal Occupation
Terry Considine	74	April 2008	Chief Executive Officer of Apartment Income REIT Corporation and Executive Chairman of Apartment Investment and Management Company
Chris A. Elliott	55	August 2010	President and Chief Executive Officer of Mitigation Investment Holdings, LLC
Terry Considine served as Chief Executive Officer and Chairman of the Board of Apartment Investment and Management Company (AIMCO), a publicly held, multi-family apartment real estate investment trust, from 1994 until 2020. In December 2020, AIMCO completed the separation of Apartment Income REIT Corporation from AIMCO, creating two distinct independent businesses. Mr. Considine currently serves as the Chief Executive Officer of Apartment Income REIT Corporation and as Executive Chairman of the Board of AIMCO.
Mr. Considine has management and director experience with public companies and business experience in the real estate industry. As the current chief executive of an NYSE-listed company and a former chief executive of various other listed companies, Mr. Considine brings particular expertise to the Board in the areas of operations, finance, and governance.
Chris A. Elliott is the President and Chief Executive Officer of Mitigation Investment Holdings LLC, a privately held company that invests in environmental restoration. He is also the owner of Belle Prairie Investments LLC, a privately held company that invests in agriculture real estate as well as environmental mitigation. From 2007 through 2017, Mr. Elliott was Chief Executive Officer of AgCoA, a privately held company that owned, managed, and operated agriculture real estate that produces a variety of crops over a diverse geographic spectrum.
Mr. Elliott has over 25 years of business experience in the agriculture industry and in-depth knowledge of agricultural commodities. Mr. Elliott’s day-to-day involvement in the agricultural industry provides the Board with a unique perspective with respect to this industry and our agricultural customers.
Continuing Directors
Name	Age	Director Since	Class/Term Expiration
Mary E. McBride	65	May 2020	Class II/2022
Barth E. Whitham	64	April 2008	Class II/2022
Robert P. Jornayvaz III	62	December 2007	Class III/2023
Hugh E. Harvey, Jr.	68	December 2007	Class III/2023
Mary McBride has served as a senior banking executive with over 30 years of experience and leadership in commercial banking. In her banking career, she covered a variety of industries with a focus on agriculture markets. She joined CoBank, ACB in 1993 and most recently served as president from 2013 to 2016 prior to her departure from the organization in December 2016. Prior to her term as president, Ms. McBride served as the chief operating officer and chief banking officer at CoBank, ACB. Prior to CoBank, ACB, she worked for First Interstate Bank of Denver and the First National Bank of Boston.

Ms. McBride has experience working with companies in agricultural production, processing, marketing, and fertilizer, as well as the oil and gas industry. Ms. McBride’s experience with companies in these industries provides the Board with a unique perspective into these industries, which we serve through sales of potash, water, and other oilfield solutions.
Barth E. Whitham has served as President and Chief Executive Officer of Enduring Resources, LLC, a privately held company focused on the acquisition and exploitation of upstream energy assets, since 2005, and serves on its board of directors. From 1991 to 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded oil and gas exploration and production company, and served on its board of directors. Mr. Whitham also serves on the board of directors of Ensign Energy Services Inc.
Mr. Whitham has management and director experience with operations and management of public companies and business experience in the energy and extractive industries. Mr. Whitham’s experience with companies in the energy and extractive industries provides the Board with a unique perspective into these industries, which we serve through sales of potash, water, and other oilfield solutions.
Robert P. Jornayvaz III has served as our Executive Chairman of the Board since 2010 and as our President and Chief Executive Officer since 2014. Mr. Jornayvaz served as our Chairman of the Board and Chief Executive Officer from our formation in 2007 until 2010. Mr. Jornayvaz served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our initial public offering in 2008. Mr. Jornayvaz is the sole owner of Intrepid Production Corporation (“IPC”). Mr. Jornayvaz and IPC together beneficially own 16.3% of our common stock as of March 22, 2021.
Mr. Jornayvaz has management experience with us and our predecessor company, over 15 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, and experience in extractive and commodities businesses. As our current Chief Executive Officer, Mr. Jornayvaz is especially familiar with our operations and industry.
Hugh E. Harvey, Jr. served as our Executive Vice Chairman of the Board from 2010 to March 2020, and as our Vice Chairman of the Board from March 2020 to present. In March 2020, Mr. Harvey retired as an employee of Intrepid, a position he had held since 2010. Mr. Harvey has served as a member of our Board since our formation in 2007. From 2007 to 2010, Mr. Harvey served in various management roles for us, including Chief Technology Officer, Chief Operating Officer, and Executive Vice President of Technology. Mr. Harvey served, directly or indirectly, as a manager of Intrepid Mining from 2000 until its dissolution at the time of our initial public offering in 2008. Mr. Harvey is sole owner of Harvey Operating and Production Company (“HOPCO”). Mr. Harvey and HOPCO together beneficially own 9.0% of our common stock as of March 22, 2021.
Mr. Harvey has management experience with us and our predecessor company, over 15 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, a unique combination of mining, mineral processing, drilling, field operations, and economic evaluation experience, and engineering and operational experience in extractive industries.
Recommendation of our Board
Our Board recommends a vote “FOR” each Class I director nominee. Proxies will be voted in favor of each nominee unless you specify otherwise in your proxy.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2021, and our Board is asking stockholders to ratify this selection. Stockholder approval or ratification is not required to appoint KPMG; however, our Board believes that submitting the appointment of KPMG to stockholders for ratification is good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG. If the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that a change would be in the best interest of Intrepid and our stockholders.
In selecting KPMG, the Audit Committee considered several factors, including the following:
•	The Audit Committee’s and management’s assessments of KPMG’s performance;
•	KPMG’s independence and integrity; and
•	KPMG’s fees and the quality of services provided to us.
KPMG has served as our independent registered public accounting firm since 2007. To our knowledge, neither KPMG nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
We paid the following fees to KPMG for the audit of our consolidated financial statements and for other services provided in the years ended December 31, 2020 and 2019. All of these services and fees were pre-approved by the Audit Committee pursuant to the pre-approval policy and procedures set forth below.
	2020	2019
Audit Fees	$828,663	$821,878
Audit-Related Fees	—	$10,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$828,663	$831,878
Audit fees include fees associated with the annual audit of our consolidated financial statements and internal control over financial reporting; the review of our periodic reports; accounting consultations; services related to, or required by, statute or regulation, such as consents; and other audit services related to SEC and other regulatory filings. Audit-related fees represent fees for a consent for our Form S-8 registration statement in 2019. Tax fees represent fees for tax consulting services. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the independence of KPMG.
Audit Committee Pre-Approval Policy and Procedures
Under its charter, the Audit Committee is responsible for approving the fees and any other significant compensation paid to our independent accountants and pre-approving any non-audit services to be performed by our independent accountants. The pre-approval requirement may be waived only if the non-audit services meet a de minimis exception allowed by law. In carrying out this responsibility, the Audit Committee follows the following general procedures for the preapproval of non-audit services:
•
If applicable, each year the Audit Committee reviews and pre-approves a schedule of the proposed non-audit services and estimated fees to be provided by the independent accountants during the next annual audit cycle.

•	Actual amounts paid to the independent accountants are monitored by management and reported to the Audit Committee.

•
Any non-audit services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed (unless the services meet the de minimis exception allowed by law).

•	Incremental fees for previously approved non-audit services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.
Recommendation of our Board
Our Board recommends a vote “FOR” Proposal 2. Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

Audit Committee Report
The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of Intrepid’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (b) the qualifications, independence, and performance of Intrepid’s independent registered public accounting firm, (c) the performance of Intrepid’s internal audit function, and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.
Management is responsible for Intrepid’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. KPMG, as Intrepid’s independent registered public accounting firm, is responsible for performing an independent audit of Intrepid’s financial statements in accordance with generally accepted auditing standards and its internal control over financial reporting and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements of Intrepid for the year ended December 31, 2020. The Audit Committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Intrepid be included in Intrepid’s Annual Report on Form 10-K for the year ended December 31, 2020, that was filed with the SEC.
The Audit Committee

Mary McBride, Chair
Terry Considine
Chris A. Elliott
Barth E. Whitham

Proposal 3—Advisory Vote to Approve Executive Compensation
We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal is often called a “say-on-pay” vote. We encourage you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement and the summary compensation and other tables that follow the CD&A. These sections provide information about our executive compensation program.
We are asking stockholders to approve the following non-binding resolution:
RESOLVED, that the compensation paid to Intrepid’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion, is hereby APPROVED.
The say-on-pay vote gives our stockholders the opportunity to express their views on the compensation of our executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the principles, policies, and practices described in this proxy statement. As an advisory vote, the outcome of the vote is not binding on us, our Board, or the Compensation Committee. Our Board and Compensation Committee expect to consider the outcome of the vote when making future executive compensation decisions. At our 2020 Annual Meeting, our stockholders expressed support for the compensation of our executives, with 80% of the votes cast for advisory approval of our executive compensation.
At our 2017 Annual Meeting of Stockholders, our stockholders supported, on an advisory basis, holding the say-on-pay vote on an annual basis. After taking into account stockholder support for an annual say-on-pay vote, our Board determined to hold the say-on-pay vote annually. Accordingly, we hold a say-on-pay vote at each of our annual meetings. The next advisory vote on the frequency for the say-on-pay vote will occur at our 2023 Annual Meeting of Stockholders.
Recommendation of our Board
Our Board recommends a vote “FOR” the advisory vote to approve the compensation of our named executive officers. Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

Corporate Governance
Director Independence
Our Board is comprised of a majority of independent directors. Our Board has determined that each of Mary McBride, Terry Considine, Chris A. Elliott, and Barth E. Whitham is an independent director under the rules of the SEC and NYSE and does not have any material relationship with us other than her or his position as a director and stockholder. In making these determinations, our Board considered past employment, remuneration, and all other relationships with Intrepid, as well as the specific independence tests set forth in the NYSE’s director independence rules. Our Board also considered the relationships described below among directors and in each case concluded that the relationship did not compromise the director’s independence:
•
Messrs. Considine and Whitham—Each of Messrs. Jornayvaz, Considine, and Whitham has made investments in real estate investment companies managed and controlled by Mr. Considine’s son. Our Board considered among other things the size and characteristics of each of these investments.

•
Mr. Considine—Each of Messrs. Jornayvaz, Harvey, and Considine has an investment in an investment fund controlled by J. Landis Martin, who retired from our Board effective May 19, 2020. Our Board considered among other things that each of these investments constitutes less than 1% of the total amount of the fund.

As employees or recent former employees of Intrepid, Messrs. Jornayvaz and Harvey are not considered independent directors under SEC and NYSE rules.
Board Leadership Structure
Our Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, Mr. Jornayvaz serves as both our Executive Chairman of the Board and our Chief Executive Officer, and Mr. Whitham, a nonemployee independent director, serves as our independent lead director. Our Board believes that Mr. Jornayvaz is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe that independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside our company and from different industries, while Mr. Jornayvaz brings company- and industry-specific experience and expertise. In addition, Mr. Jornayvaz is our largest stockholder, with beneficial ownership of 16.3% of our outstanding common stock as of March 22, 2021. Consequently, Mr. Jornayvaz’s interests are generally aligned with the interests of our other stockholders.
Our Board believes that the combined role of Chairman of the Board and Chief Executive Officer, coupled with an independent lead director, promotes strategy development and execution and facilitates information flow between management and our Board, each of which is essential to effective corporate governance. One of the key responsibilities of our Board is to develop strategic direction and to hold management accountable for the execution of strategy once it is developed. Our Board believes the combined role of Chairman of the Board and Chief Executive Officer, supported by an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. Furthermore, our Board believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business. Our Board also believes that our current leadership structure and the composition of our Board protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board and management.
Independent Lead Director
Our Board has selected Mr. Whitham to serve as independent lead director. Our independent lead director has the following responsibilities:
•	Serves as the principal liaison between non-management directors and the Executive Chairman and between the Board and our stockholders;
•	Presides over regularly scheduled executive sessions of non-management directors and meetings of independent directors;

•	Presides at all Board meetings at which the Executive Chairman is not present;
•
Together with the Executive Chairman, approves meeting agendas for the Board and reviews any materials, as so desired by the independent lead director, that will be distributed to the Board; the independent lead director also may request that additional materials be distributed to the Board;

•	Approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items;
•	At his discretion, calls meetings of the non-management or independent directors;
•	If requested by major stockholders, ensures that he is available for consultation and direct communication; and
•	Performs any other duties as may from time to time be delegated to the independent lead director by the Board.
Risk Management
We are exposed to a number of risks, and we regularly undertake a risk management review to identify and evaluate risks throughout our company and to develop plans to manage these risks effectively. We also have established a compliance program, including our Code of Business Conduct and Ethics and ancillary statements and policies, and have appointed a Chief Compliance Officer to manage the compliance program. In this capacity, our Chief Compliance Officer reports directly to the Audit Committee.
Our Board has an active role, as a whole and at its committee level, in overseeing management of our risks. Our Board oversees management of risks associated with operations, environmental, health, and safety. The Audit Committee oversees the management of accounting, financial reporting, and financial risks and the management of our compliance program. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Governance Committee manages risks associated with director independence and potential conflicts of interest. While each standing Board committee is responsible for overseeing the management of risks relating to its area of oversight, the entire Board is regularly informed about these risks through committee meeting attendance or committee reports.
Communication with Directors
Stockholders and other interested parties who wish to communicate with our Board, including our independent or non-management directors as a group, our independent lead director, or any other individual director, may do so by submitting a written communication to our independent lead director at the following address:
Lead Independent Director
c/o Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, CO 80202
Communications can be made anonymously and confidentially using this method. A copy of communications will be forwarded to our General Counsel and retained for a reasonable period of time. Our independent lead director may discuss these communications with our legal counsel, independent advisors, non-management directors, or management and may take other action or no action as he determines in good faith, using reasonable judgment and discretion.
The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters. We have established a website and phone number for employees and others to use to report, on a confidential and anonymous basis if desired, any concerns regarding questionable accounting, internal accounting controls, or auditing matters.
Stock Ownership Guidelines
We believe that stock ownership by our directors and executives better aligns their interests with the interests of our other stockholders. Our Board has established stock ownership guidelines that encourage these individuals to own meaningful amounts of our common stock. Each covered individual is expected to own Intrepid common stock with a value at least equal to a specified multiple of his or her then-current annual salary or annual cash retainer, subject to a phase-in period. Ownership value is measured based on the greater of market or acquisition value. After the phase-in period, the individual may not enter into any transaction (including a sale of shares received through equity incentive awards) that would result in non-compliance, excluding the withholding of shares to cover taxes due upon the vesting of an award. In addition, during any period of noncompliance, the individual is expected to retain ownership of at least 50% of the total number of shares received from the exercise of stock options, excluding any shares withheld to cover taxes and any shares sold or netted to pay the exercise price, until the ownership level has been achieved. The Compensation Committee may waive these guidelines if compliance would place a severe hardship on an individual. All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period.
The table below summarizes our stock ownership guidelines:
Individual	Multiple of Annual Salary or Cash Retainer	Phase-In Period	Covered Individuals Are in Compliance with Guideline or within Applicable Phase-In Period
Chief Executive Officer	6	5 years after first becoming CEO	√
Other Section 16 officers	2	5 years after first becoming subject to the guidelines	√
Nonemployee directors	5	5 years after first becoming a director	√
Mr. Jornayvaz, our Executive Chairman of the Board, President, and Chief Executive Officer, is our largest stockholder, with beneficial ownership of 16.3% of our outstanding common stock as of March 22, 2021. Mr. Jornayvaz’s ownership is well over the amount required under our stock ownership guidelines and includes approximately 0.7 million shares that Mr. Jornayvaz purchased in 2017 through 2019 in open market purchases and a registered public equity offering.
Insider Trading Policy and Hedging and Pledging Transactions
Our directors and executives are subject to various trading restrictions under our insider trading policy. These individuals may enter into transactions involving our securities only during quarterly trading periods and must receive our permission before entering into these transactions. Derivative transactions may allow a person to own our securities without the full risks and rewards of ownership and, as a result, the person may no longer have the same objectives as other holders of our securities. Accordingly, pursuant to our Insider Trading Policy, our directors and executives must receive pre-approval for any transaction in derivative securities, and only receive approval when they do not involve this risk. Directors and executives are prohibited from engaging in short sales relating to our securities. They are also prohibited from pledging our securities as collateral for a loan, including holding our securities in a margin account, except under special circumstances as approved by our Vice President, Finance or General Counsel.
None of our directors or executives is involved in any hedging or pledging transactions relating to our securities or owns any derivative securities relating to our stock other than equity incentive awards granted by us.
Corporate Responsibility and Sustainability
We operate daily with all of our stakeholders in mind. We are committed to managing the risks and opportunities that arise from Environment, Social and Governance (ESG) issues. For our company, corporate sustainability includes building and maintaining these cornerstones:
•
Environmental (Protecting Our Resources). We rely on the environments, resources and ecosystems surrounding our locations. Working closely with our communities, we make it a priority to protect the natural resources surrounding our operations. Intrepid is committed to leaving our environments better than ever.

•	Social (Serving Our Community). Our employees live and work in small, tight knit communities. We are committed to volunteering and being active community members.
•	Governance (Honest Business Practices). We are committed to maintaining a strong culture of compliance and holding our employees to the highest ethical standards.

With these thoughts in mind, we strive continuously to be a reliable partner in all ESG matters and issues. We encourage you to read more about our strategy, efforts and goals relating to ESG issues and our commitment to all of our stakeholders, which can be found on our website at www.intrepidpotash.com/esg/. The information on our website is not part of, or incorporated by reference in, this proxy statement.
Committees and Meetings
Our Board met five times in 2020. Each director attended in person or by phone at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee on which he served during 2020. While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend meetings of stockholders. All of our directors attended our 2020 Annual Meeting of Stockholders. Our independent and non-management directors meet regularly in executive session without management present. Mr. Whitham, our lead independent director, presides over executive sessions.
Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Strategy Committee. Each of these committees is comprised solely of independent directors. Each of these committees meets regularly in executive session without management present. The charters for these committees are available on our website at intrepidpotash.com. The information contained on, or accessible through, our website is not part of, or incorporated by reference in, this proxy statement.
The following table sets forth the chairperson and members of each committee and the number of meetings held in 2020.
Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy Committee
Mary McBride	Chair	X	X	X
Terry Considine	X	X	Chair	X
Chris A. Elliott	X	X	X	Chair
Barth E. Whitham	X	Chair	X	X
Number of Meetings in 2020	7	4	4	4
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities to us and our stockholders relating to the accounting and financial reporting processes and the audit of our financial statements. The Audit Committee oversees management’s processes and activities related to maintaining the reliability and integrity of our accounting policies, financial reporting practices, and financial statements; the assessment of the independent registered public accounting firm’s qualifications and independence; and compliance with laws and regulations and the requirements of the NYSE. The Audit Committee is solely responsible for the engagement and discharge of our independent registered public accounting firm and reviews the quarterly and annual financial results. The Audit Committee reviews the audit plan and the results of the audit with the independent registered public accounting firm and reviews its independence, the range of audit fees, the scope and adequacy of our system of internal accounting controls, and our risk management policies. The Audit Committee also has oversight responsibility for our internal audit function. Our Director of Internal Audit reports directly to the Audit Committee.
Our Audit Committee members are prohibited from serving on more than two other audit committees of public companies.
Our Board has determined that each member of the Audit Committee is financially literate in accordance with the rules of the NYSE and is independent under the NYSE’s director independence standards and applicable SEC standards. In addition, the Board has determined that each of Ms. McBride and Messrs. Considine and Whitham qualifies as an “audit committee financial expert” as defined by SEC rules.
Compensation Committee
The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our executives; administers our equity incentive plans; and has overall responsibility for evaluating and approving (or recommending for approval to the Board) all compensation plans, policies, and programs that affect our executives. You can find more information about the Compensation Committee’s role in setting executive compensation below under the heading “Compensation Discussion and Analysis.” The Compensation Committee may form and delegate responsibility to subcommittees as it deems necessary or appropriate; provided that any subcommittee must meet all applicable independence requirements. In addition, the Compensation Committee may not delegate to persons other than independent directors. Our Board has determined that each member of the Compensation Committee is independent under the NYSE’s director independence standards.
Nominating and Corporate Governance Committee
The Governance Committee reviews the overall composition of our Board, identifies individuals qualified to become members of our Board, and recommends to our Board the director nominees for the next Annual Meeting. The Governance Committee also oversees the evaluation of our Board and management succession plans, reviews from time to time our policies and practices on corporate governance including our Corporate Governance Guidelines, and recommends to our Board any changes it deems necessary. Additionally, the Governance Committee is responsible for the periodic review and recommendation to the Board of our director compensation structure. Our Board has determined that each member of the Governance Committee is independent under the NYSE’s director independence standards.
Strategy Committee
The Strategy Committee assists the Board in fulfilling its oversight responsibilities relating to our long-term strategy and strategic initiatives. Our Board has determined that each member of the Strategy Committee is independent under the NYSE’s director independence standards.
Director Designation and Voting Agreement
Intrepid, IPC, and HOPCO are parties to a Director Designation and Voting Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. IPC and Mr. Jornayvaz beneficially own 16.3%, and HOPCO and Mr. Harvey beneficially own 9.0%, of our outstanding common stock as of March 22, 2021. Under this agreement, each of IPC and HOPCO has agreed to designate one candidate for nomination and election to our Board and to vote their shares in favor of the other’s candidate. We have agreed to use our best efforts to ensure that the designees are included in the slate of nominees to the Board and recommended for election. We have also agreed to not take any action to change the size of the Board to exceed seven members, without the prior consent of IPC and HOPCO, subject to any limitations imposed by the rules of the NYSE. The directors currently serving on our Board under this agreement are Mr. Jornayvaz (nominated by IPC) and Mr. Harvey (nominated by HOPCO). Each of Messrs. Jornayvaz and Harvey is serving as a Class III director for a term that expires at the 2023 Annual Meeting.
Each of IPC and HOPCO has also agreed, except in the case of a transfer to each other or their affiliates or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of the shares would own, directly or indirectly, 5% or more of our outstanding common stock. The rights and obligations under this agreement are not transferable upon sale or other transfer of common stock by IPC or HOPCO except to any affiliate of IPC or HOPCO. The agreement will terminate with respect to either stockholder party and its affiliates when their collective beneficial ownership falls below 5% of our outstanding common stock.
Other than the Director Designation and Voting Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

Governance-Related Materials
You can find copies of our governance-related materials, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the charters of the Audit Committee, Governance Committee, and Compensation Committee, in the investor relations section of our website at intrepidpotash.com. Copies of these materials also are available in print to any stockholder who requests them by sending a written request to the following address:
Corporate Secretary
Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, CO 80202

Compensation Discussion and Analysis
This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2020 compensation of our named executive officers. For 2020, our named executive officers were:
Named Executive Officer	Title
Robert P. Jornayvaz III	Executive Chairman of the Board, President, and Chief Executive Officer
Robert E. Baldridge	Senior Vice President—New Mexico
Matthew D. Preston	Vice President, Finance
Kyle R. Smith	Vice President, General Counsel
E. Brian Stone	Chief Operating Officer
When we refer to our “executives” or “named executive officers” throughout this proxy statement, we mean the five individuals named above. Mr. Preston serves as our principal financial officer and principal accounting officer for SEC purposes. You can find biographical information for our current executive officers on our website and in Item 1. “Business” of our Annual Report on Form 10-K for the year ended December 31, 2020.
Executive Summary
Objectives of Executive Compensation Program
Our compensation program for our named executive officers and other executive officers is designed to meet the following primary objectives:
•	Management Development and Continuity. Provide compensation opportunities that attract, retain, motivate, and reward talented executives, with both an annual and significant long-term component;
•
Pay-for-Performance. Emphasize pay for performance by linking a meaningful portion of compensation to performance of our corporate strategies and align compensation with the interests of our stockholders; and

•	Long-Term Focus on Stockholder Value. Encourage stock ownership to align executives’ interests with the interests of our other stockholders.
Further, our CEO compensation program is designed to recognize Mr. Jornayvaz’s role as co-founder of Intrepid, strategic visionary, and significant stockholder. For 2020, Mr. Jornayvaz was provided over 95% of his total compensation in equity awards, structured as both time-vesting and performance-based restricted stock award. The majority of his compensation was provided as performance-based restricted stock with rigorous price appreciation requirements in which full payout requires price appreciation of at least 144% of the grant price, with vesting as described below up to a six-year period. This program design rewards meaningful stock-price appreciation and acknowledges that Mr. Jornayvaz was paid only $50,000 guaranteed through salary and had no bonus program opportunity in 2020. Further, Mr. Jornayvaz’s compensation was generally lower than our peer group median and had value that was lower than 2019 by more than 20%.
2020 Financial Results and Stock Price
Our 2020 financial performance decreased compared to 2019. We incurred a net loss of $27.2 million in 2020, compared to net income of $13.6 million in 2019. In addition, consolidated gross margin was $10.5 million in 2020, a decrease of $33 million compared to 2019. These decreases in revenue and gross margin were primarily driven by lower fertilizer pricing and the effects of the COVID-19 pandemic. Cash generated from operations decreased to $31.1 million in 2020 from $49.4 million in 2019, primarily driven by reduced fertilizer pricing in 2020 and reduced sales of water as a result of decreased oilfield activity due to the COVID-19 pandemic.
Our stock price started 2020 at $27.10 per share on December 31, 2019, with a 2020 high of $27.20 per share. Our stock price ended 2020 at $24.15 per share. These stock prices have been adjusted for the August 2020 one-for-ten (1:10) reverse stock split.
You can find more information about our 2020 financial and operating performance in our Annual Report on Form 10-K for the year ended December 31, 2020.

2020 Executive Compensation Summary
CEO Compensation Summary
Mr. Jornayvaz is our co-founder and largest stockholder, with beneficial ownership of 16.3% of our outstanding common stock as of March 22, 2021. He understands our business operations more deeply than any other executive, and we believe that his continued service is critical to our success. In addition, between 2017 and the end of 2019, Mr. Jornayvaz invested approximately $8.5 million into Intrepid through his purchase of approximately 0.7 million shares of our common stock in open market purchases, and a registered public equity offering.
Our CEO compensation program for 2020 was designed to be weighted to performance-based compensation and aligned with future growth. The Compensation Committee intended that the CEO compensation for 2020 would be maintained as a highly performance-based program that provides an opportunity near the median of Intrepid’s peer group, and only delivers value if there is substantial total stockholder return within the next three to five years. The CEO compensation program, which was approved by the Compensation Committee in the first quarter of 2020, was intended to set CEO compensation below the median of Intrepid’s peer group, and was approximately 20% lower than 2019 CEO compensation (as disclosed in the Summary Compensation Table below), which reflects the Company’s then-market capitalization and macroeconomic environment during COVID.
Key features of, and rationales relating to, Mr. Jornayvaz’s 2020 compensation include the following:
•
Less than 5% of Mr. Jornayvaz’s total compensation for 2020 was guaranteed as salary. Mr. Jornayvaz’s $50,000 salary in 2020 continues to be the lowest cash compensation for a CEO in our peer group. In addition, 2020 was the fourth year in a row that Mr. Jornayvaz was not provided a salary increase.

•
Mr. Jornayvaz continued to have the greatest percentage of his total direct compensation subject to performance risk in our peer group. Over 95% of Mr. Jornayvaz’s total compensation for 2020 was granted in the form of restricted stock awards, consisting of time-based restricted stock (approximately 40% of total equity awards) and performance-based restricted stock (approximately 60% of total equity awards). The Compensation Committee determined that time- and-performance-based restricted stock awards would further the objective of a pay-for-performance compensation program to tie CEO compensation to the achievement of future growth and align CEO compensation with the long-term interests of our stockholders.

•
With respect to the performance-based awards, the Compensation Committee set aggressive goals with respect to stock price growth to directly benefit stockholders if those performance measures are achieved in the future.

•
Mr. Jornayvaz’s 2020 total compensation value decreased by approximately 20% from 2019 to 2020. The performance-based restricted stock award, which is nearly 60% of equity compensation, requires rigorous stock price growth within the next six years to be earned. Target earnout requires a 75% return over four years and the TSR required to earn all performance-based restricted shares is 144% over four years.

•
Mr. Jornayvaz’s 2020 performance-based restricted stock award is required to be reported in the Summary Compensation Table at its grant date fair value based on a Monte-Carlo simulation valuation model. This reported grant date fair value is theoretical and may never be realized if the rigorous stock price growth is not achieved, unlike cash compensation, which is minimal for Mr. Jornayvaz.

•	No cash bonuses have been paid to Mr. Jornayvaz under our annual bonus program since before 2014.
Compensation Summary for Other Executives
•
Continuation of Annual Cash Bonus Program, but No Performance-Based Bonuses Paid for 2020—The Compensation Committee continued the annual cash bonus program for 2020 as described in “Calculation of Potential 2020 Bonuses” below. All executives other than Mr. Jornayvaz were eligible to participate in the cash bonus program. The program was designed to pay bonuses based on performance in 2020 compared to pre-established financial, operational, and individual performance goals. The structure of the cash bonus program was based on the achievement of three pre-established performance areas: (i) Company financial goals, (ii) site or business unit goals, and (iii) individual performance goals. Notwithstanding achievement of some of the financial, site and individual performance goals in 2020, management exercised their discretion to not award any bonuses in 2020 as a result of below target performance by the Company of the Company-wide financial performance goals and continued economic uncertainty as a result of the COVID-19 pandemic. Therefore, no bonuses were paid to executives under the cash bonus program.
•
Equity Awards to Motivate and Retain Executives—In December 2020, we granted restricted stock awards to executives other than Mr. Jornayvaz. These awards consisted of time-based restricted stock to reward retention and long service to the Company, and also recognize that there had not been any cash bonuses paid to executives since 2015.

•
No Salary Adjustments in 2020—In light of our overall financial performance in 2020 and continued economic uncertainty as a result of the COVID-19 pandemic, the Compensation Committee did not make any changes to the base salaries of our executives during 2020.

Pay-for-Performance
We emphasize pay for performance in several ways:
At-Risk Compensation
Our executives are responsible for our overall performance. We believe that, over the long term, a meaningful part of executive compensation should be variable, or “at-risk,” based on our performance. The portion of total compensation that is at risk for an executive generally increases with his or her role. As a result, executives with greater responsibility for achieving our performance goals bear a greater proportion of the risk if those goals are not achieved and receive a greater proportion of the reward if those goals are achieved. At-risk compensation consists of annual cash bonuses and equity awards.

Performance- Based Bonuses
We have developed a program designed to pay annual cash bonuses based on the achievement of pre-established annual financial, operational, and individual goals that we believe impact the longer-term value of Intrepid. For 2020, bonus opportunities ranged from 0% to 200% of target based on performance, and were entirely at risk if the pre-established goals were not achieved. As described above, in 2020, management exercised its discretion over the annual bonus program and no performance bonuses were awarded.

Longer-Term Equity Awards
By their nature, the value of equity awards is directly linked to the longer-term performance of our stock. For 2020, nearly all of Mr. Jornayvaz’s compensation, and a meaningful portion of the total compensation for our other executives, was granted in the form of equity awards. Long-term equity awards were weighted toward performance-based awards as 60% of Mr. Jornayvaz’s 2020 equity awards, with the remaining portion granted in time-vesting stock awards. In 2020, equity awards for our other executive officers were granted in the form of time-vesting stock awards, which promote the long-term retention of our executives and key management personnel.

Individual Performance
In setting overall compensation for executives, the Compensation Committee periodically considers market data and overlays an evaluation of the individual executive’s contributions to our business. In evaluating individual performance, the Compensation Committee may consider, among other items, how an executive’s efforts and accomplishments contribute to the advancement of our long-term goals.

Impact of 2020 Say-on-Pay Advisory Vote
At our 2020 Annual Meeting of Stockholders, stockholders expressed support for the compensation of our executives, with over 80% of the votes cast for advisory approval of our executive compensation. Our

Compensation Committee believes this affirms our stockholders’ support of our performance-based approach to executive compensation, including the establishment of challenging performance measures. As a result of our financial performance and continued economic uncertainty as a result of the COVID-19 pandemic, we did not increase base salaries or pay any bonuses to our executives in 2020. The Compensation Committee will continue to consider and discuss the results of future advisory votes on executive compensation, and make appropriate changes to executive compensation based on stockholder feedback.
Elements of Executive Compensation
Our compensation program is made up of the following direct compensation elements:
Element	Fixed or Variable	Purpose
Base Salary	Fixed
To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, performance, responsibility and experience.

Annual Cash Incentive	Variable	To incentivize the achievement of near-term financial, operational, and individual goals. Target bonus amounts are reviewed annually based on market competitiveness and individual performance.
Equity Awards	Variable
To align executives’ interests with the long-term interests of stockholders through equity-based compensation with performance-based and time-based vesting periods, and to promote the long-term retention of our executives and key management personnel.

We also generally provide employee benefits and perks, as well as certain change-in-control benefits, that are designed to attract, retain and preserve productivity of our executive officers. See “Employee Benefits,” “Perquisites” and “Change-in-Control Benefits” below for additional information.
Role of the Compensation Committee, Compensation Consultants, and Management
The Compensation Committee continued to retain Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant for 2020. F.W. Cook periodically collects and analyzes market data to provide a competitive reference on pay levels, structure, and performance alignment for executives and directors. F.W. Cook may also advise the Compensation Committee on other executive and director compensation matters and general compensation trends.
Outside of its role as independent compensation consultant, F.W. Cook does not provide any other services to us or our management and does not have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of F.W. Cook and concluded that its engagement does not raise any conflicts of interest.
While market data provided by an independent compensation consultant can be a useful guide in setting executive compensation, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination to reconcile the program’s objectives with the realities of rewarding and retaining our executives and to measure the individual performance of our executives. In this regard, the Compensation Committee asks Mr. Jornayvaz to make recommendations about the compensation to be paid to executives who report to him. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Jornayvaz with respect to these matters because his knowledge of our operations, our industry, and the day-to-day responsibilities of our executives gives him a unique perspective on the performance of our executives in light of our business at a given point in time. The Board (without the participation of Mr. Jornayvaz) or the Compensation Committee makes all compensation decisions with regard to Mr. Jornayvaz. While the Compensation Committee is solely responsible for the appointment of the independent compensation consultant and for approving executive compensation, management supports the work of the Compensation Committee and the independent compensation consultant. In addition, at the request of the Compensation Committee, members of management meet periodically with the Compensation Committee regarding the design of our compensation programs and other compensation matters. The members of the Compensation Committee meet regularly in executive sessions outside the presence of management.

Peer Group
The Compensation Committee uses peer company market data to guide its review of the total compensation of our executives. Our peer group was made up of publicly traded, natural resource companies based in the U.S. that generally had revenues and market capitalizations ranging from about 0.4 times to 4.0 times our revenue and market capitalization at the time the peer group was constructed (Spring 2018). The peer group used to inform compensation decisions consisted of the following companies:
2020 Peer Group
Abraxas Petroleum Corporation	Earthstone Energy, Inc.	KMG Chemicals, Inc.
American Vanguard Corporation	Eclipse Resources Corporation	NACCO Industries, Inc.
Approach Resources, Inc.	Halcón Resources Corporation	Resolute Energy Corporation
Balchem Corporation	Hallador Energy Company	Ring Energy, Inc.
Chase Corporation	Hawkins, Inc.	SRC Energy Inc.
Coeur Mining, Inc.	Hecla Mining Company	Trecora Resources
HighPoint Resources Corporation
2020 Compensation Decisions
Base Salary
During 2020, the Compensation Committee approved the following changes to executive salaries:
Name	Base Salary at the End of 2019	Base Salary at the End of 2020	% Increase
Robert P. Jornayvaz III	$50,000	$50,000	—%
Robert E. Baldridge	$291,139	$291,139	—%
Matthew D. Preston	$220,000	$220,000	—%
Kyle R. Smith	$238,500	$238,500	—%
E. Brian Stone	$335,000	$335,000	—%
As a result of our financial performance and continued economic uncertainty as a result of the COVID-19 pandemic, the Compensation Committee did not increase base salaries for any of our executive officers in 2020. The base salaries for Messrs. Preston, Smith and Stone were set at the end of 2019 in connection with their respective promotions or new employment with the Company, as applicable, after taking into account their respective individual experience, role, an analysis of competitive market factors in the peer group, and the recommendation of Mr. Jornayvaz.
Cash Bonuses
2020 Cash Bonus Program
An important component of our total compensation program is the annual cash incentive based on the attainment of pre-established annual performance goals. At the beginning of each year, the Compensation Committee selects the executive officers and other key employees who are eligible to participate, establishes their target bonus amounts, and sets the performance goals for the year. Shortly after the end of each year, the Compensation Committee certifies the bonus payments to be made for the year, if any, based on actual performance as compared to the pre-established goals. Bonuses can be paid in cash or stock. The Compensation Committee may reduce or eliminate any potential earned award, or terminate the plan, in accordance with the plan.
In setting the 2020 target bonus amounts for each of our executives, the Compensation Committee considered the following factors: (i) organizational level and expected impact on our annual operating results; (ii) the scope, level of expertise and experience required for the named executive officer's position; and (iii) competitive levels of target annual incentive opportunity.

Calculation of Potential 2020 Bonuses
Each of our executives was eligible to participate in our 2020 cash bonus program (the “2020 Bonus Plan”), except for Mr. Jornayvaz. As described below under the heading “Equity Awards,” almost all of Mr. Jornayvaz’s compensation for 2020 was granted in the form of equity awards. As a result, Mr. Jornayvaz did not participate in our 2020 Bonus Plan.
The structure of the 2020 Bonus Plan was based on the achievement of three pre-established performance areas: Company financial goals (60% weighting), site or business unit goals (20% weighting), and individual performance goals (20% weighting), each of which are described in further detail below. Participants under the 2020 Bonus Plan were eligible to receive between 0% and 200%, as applicable for each performance goal, of each participant’s respective target bonus based on actual performance.
The total amount payable under the 2020 Bonus Plan is calculated by multiplying each executive’s target bonus by performance percentages based on the three pre-established performance areas. The payout for each of the performance areas is separate and not dependent on performance in other areas. In addition, the Compensation Committee also approved that the bonus payout could be adjusted at the discretion of management for extraordinary or unusual performance in any of the three pre-established performance areas. Notwithstanding achievement of some of the site and individual performance goals in 2020, management exercised their discretion to not award any bonuses in 2020 as a result of below target performance by the Company of the Company-wide financial performance goals. Therefore, no bonuses were paid to executives under the 2020 Bonus Plan.
Target Bonus
The Compensation Committee established the following 2020 target annual incentive amounts for each of our named executive officers under our 2020 Bonus Plan:
Name	Base Salary at the End of 2020	Target Bonus as a % of Salary	Target Bonus as a Dollar Amount
Robert P. Jornayvaz III	$50,000	—%	—
Robert E. Baldridge	$291,139	40%	$116,456
Matthew D. Preston	$220,000	20%	$44,000
Kyle R. Smith	$238,500	25%	$59,625
E. Brian Stone	$335,000	22.5%	$75,375

2020 Performance Goals
Company-Wide Financial Goals (60% Overall Weighting): Adjusted EBITDA** and Free Cash Flow†
Reason for Financial Goal: The Compensation Committee believes that executive compensation should be aligned with company strategy and objectives, with a bonus payout appropriate only if Intrepid was able to generate a target amount of Adjusted EBITDA and Free Cash Flow, each set at 100% of budget. For 2020, the Compensation Committee added Free Cash Flow as a financial performance metric as the Compensation Committee believes that a Free Cash Flow metric provides for increased consideration of financial performance around capital projects.
Participants under the 2020 Bonus Plan were eligible to receive between 0% and 200% of each participant’s respective target bonus based on actual performance as discussed below.
Payout Methodology:
•	Sub-weights for each financial metric (Adjusted EBITDA - 60%; Free Cash Flow - 40%)
•	Payout ranges from 0% and 200% of each executive’s respective target bonus based on actual performance, as outlined below:
Results Threshold VS. target	Payout of Goal Element
90%	75%
100%	100%
125%	150%
150%	200%
•	Threshold requirement of 90% of target amounts. No payouts under each performance metric if the threshold requirement is not achieved.
2020 Threshold, Target and Actual Results:
Performance Metric	Threshold (90%)	Target	2020 Actual	2020 Actual as a Percentage of Target	2020 Incentive Payout
Adjusted EBITDA**	$45.5 million	$50.6 million	$20.3 million	40.1%	N/A
Free Cash Flow†	$14.7 million	$16.3 million	$14.7 million	90.2%	N/A
2020 Payout:
The threshold 90% requirement for target Adjusted EBITDA was not achieved in 2020. In light of the below target performance for Adjusted EBITDA and continued economic uncertainty as a result of the COVID-19 pandemic, management exercised its discretion and did not award any bonus payouts in 2020. Therefore, no bonuses were paid to executives under the 2020 Bonus Plan.
**
Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period. Intrepid considers Adjusted EBITDA to be useful because the measure reflects Intrepid’s operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses Adjusted EBITDA to assess operating performance.

†	Free Cash Flow is calculated as net cash provided by operating activities as calculated under GAAP, less capital expenditures.

Site/Business Unit/Crew Performance
Site/Business Unit/Crew Goals (20% Overall Weighting): Achieve operational goals in five areas - Safety, Environmental, Quality, Production and COGP (costs of goods produced). Each site or business unit sets relevant goals, with goals detailed down to the crew level where applicable.
Reason for Goal: Designed to provide more meaning and awareness for site employees as a whole (and as separate business units/crews) to maintain or increase efforts to achieve operational goals that are essential to the success of Intrepid, specifically related to safety, environmental issues, and quality of product and related production costs.
Payout Methodology:
•	Each of the separate five goals represents 20% of the payout, with the payout ranging from 80% to 150% of target payout, subject to the conditions set forth below.
•
Payout is adjusted down with each decrease in performance, including that if the COGP falls below 80% of target, the entire site/business unit goal segment is decreased to 0% for the applicable employee.

•	Any fatality at a site will decrease the payout to 0% for applicable site employees.
Individual Performance
Individual Goals (20% Overall Weighting): Complete two performance-based individual goals and one development-based individual goal, each tied to each employee’s role and responsibilities. Reviewed quarterly with supervisors.
Reason for Goal: Designed to provide more meaning for front-line employees and increase awareness of where each individual has control, while also providing a goal tracking tool for supervisors to review individual performance with employees on a quarterly basis.
Payout Methodology:
•	Successful completion of individual goals earns following payout: (i) one goal - 50% of target bonus, (ii) two goals - 75% of target bonus, and (iii) three goals - 100% of target bonus.
•	Each employee receives a pass/fail rating by the applicable supervisor on how the employee demonstrates our performance attributes and core values.
•	No portion of the bonus is paid if employee does not pass the quarterly performance attributes review.
•	Supervisors can recommend an increase of up to 50% of the target bonus if an employee’s achievement is above expectations.
Actual 2020 Bonus Performance
As noted above, the threshold 90% requirement for target Adjusted EBITDA for the Company-wide financial goal was not achieved in 2020. Despite successfully achievement of some site/business unit and individual goals, in light of the below target performance for Adjusted EBITDA and continued economic uncertainty as a result of the COVID-19 pandemic, management exercised its discretion and did not award any bonus payouts in 2020. Therefore, no bonuses were paid to executives under the 2020 Bonus Plan.
Discretionary Bonuses
In December 2018, the Company recognized Mr. Preston with a transactional and retention bonus for his efforts in transactional matters. Mr. Preston earned a portion of the retention bonus in 2020.
In addition, notwithstanding that no bonuses were awarded to executives under the 2020 Bonus Plan, the Compensation Committee awarded a bonus of $85,000 to Mr. Stone in connection with his service in 2020. Pursuant to the arrangement with Mr. Stone in connection with his hiring at the end of 2019, Mr. Stone was guaranteed a minimum bonus for 2020.

Equity Awards
In 2020, we granted equity awards to our executives under our Amended and Restated Equity Incentive Plan, in the form of time-based equity awards (for all executives) and performance-vesting restricted stock awards (only for Mr. Jornayvaz). The structure of the equity grants is intended to align the interests of our executives with those of our stockholders and to provide a compensation element intended to retain our executives over the long term. For 2020, the value of the long-term equity awards granted to each executive was based on the Compensation Committee’s assessment of each executive’s expected future contributions to our company, ability to impact our long-term results that drive stockholder value, each named executive officer’s overall long-term performance and competitive levels of long-term equity compensation for similarly situated executives at our peer companies.
Mr. Jornayvaz’s Equity Awards
The Compensation Committee’s philosophy is to set the compensation of Mr. Jornayvaz to be almost entirely aligned with the interests with our other stockholders. For 2020, the Compensation Committee granted equity awards to Mr. Jornayvaz, with (i) approximately 40% of the award vesting in three equal installments on June 8, 2021, March 14, 2022 and March 14, 2023, subject to continued employment, and (ii) the remaining 60% of the award representing performance-based restricted stock (the “CEO PSAs”), which vests based on the achievement of certain levels of stock price and total shareholder return (“TSR”) metrics over a six-year time period. Mr. Jornayvaz will have the ability to earn between 50% and 150% of the target amount of shares based on the TSR performance schedule set forth below (with 0% earned if the TSR is below the schedule):
	Price Goal		Payout as % of Target	Shares Earned(2)
	% Increase	Price(1)(2)
Maximum	+144%	$33.70	150.00%	94,518
	+125%	$31.10	137.50%	86,642
	+107%	$28.60	125.00%	78,765
	+91%	$26.30	112.50%	70,889
Target	+75%	$24.10	100.00%	63,012
	+60%	$22.10	75.00%	47,259
Threshold	+46%	$20.20	50.00%	31,506
	<+46%	<$20.20	0.00%	0
(1)
Price to be based on the volume-weighted average closing price (“VWAP”) of Intrepid’s common stock for 20 consecutive trading days, measured as the end of each applicable fiscal quarter, as reported on the New York Stock Exchange (as adjusted for the August 2020 reverse stock split). Price goals represent the stated compound annual growth rate for Intrepid’s common stock using a starting price of $13.80 and will be adjusted for any dividends during the applicable measurement period. Performance against the price goal schedule set forth above shall be measured quarterly at the end each such quarter for the first four years following the grant date. Linear interpolation to be used to calculate award for performance between points shown.

(2)	As adjusted for the August 2020 one-for-ten (1:10) reverse stock split.
Any shares that are earned upon each quarterly measurement period shall further vest as follows: (i) 50% on the one-year anniversary of the end of the applicable measurement period, and (ii) 50% on the two-year anniversary of the end of the applicable measurement period; provided, however, that no vesting will occur unless and until Intrepid’s VWAP meets one or more applicable price achievement goals as set forth above on or before June 8, 2024, subject in all cases to continued employment as of each vesting date. In addition, the earliest date on which the maximum amount of the target shares (150%) may vest shall be the twenty-five month anniversary of the grant date, and latest date on which any amount of the target shares may vest shall be the 6-year anniversary of the grant date.
In addition, in May 2020, a portion of a grant of time-based restricted stock awards made to Mr. Jornayvaz in 2019 vested. In light of our financial performance and the effect of the COVID-19 pandemic, Mr. Jornayvaz voluntarily declined to accept the vested shares, and such vested shares were cancelled by the Company.
Other Executives’ Equity Awards
In 2019, the Compensation Committee granted equity awards to other executives, with (i) 50% of the award vesting in two equal annual installments beginning on the first anniversary of the grant date, subject to continued employment, and (ii) 50% of the award representing performance-based restricted stock (“PSAs”), which vests based on the achievement of the same financial performance goals under the 2019 Bonus Plan. The PSAs would have vested in March 2020, subject to continued employment, if (a) Adjusted EBITDA for 2019 equaled or exceeded $60.1 million (which represented 90% of the target Adjusted EBITDA, as discussed above), (b) 90% of capital projects were completed and (c) TRIR was at 1.8 or better. The threshold requirement for Adjusted EBITDA was not achieved in 2019, therefore, the PSAs granted in 2019 were forfeited and did not vest.
In December 2020, we granted restricted stock to executives other than Mr. Jornayvaz. These awards consisted of time-based restricted stock to reward retention, long service, and also recognize that there has not been any cash bonuses paid since 2015.
Employee Benefits
Our employees, including executives, are eligible for various employee benefits, including medical and dental insurance, group life insurance, accidental death and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. We generally match 100% of an employee’s 401(k) deferrals up to a specified percentage of compensation or as limited by law. In addition, executives are entitled to the payment or reimbursement of supplemental long-term disability insurance premiums. We also provide relocation assistance to new executives and certain other employees.
These benefits are generally consistent with the benefits provided by other companies of our size and help us remain competitive in attracting and retaining our executive talent.
Perquisites
Our executives are eligible for a gym membership allowance and paid parking or mass transit. These benefits are generally consistent with the benefits we provide to our Denver-based employees. We also provide a relocation allowance for new employees, including Messrs. Smith and Stone in 2020. We believe that these benefits are appropriate and help us retain and reward our executive talent. We also believe that it is in our best interests for our executives and other employees to be in good health.
Change-in-Control Benefits
Our executives are entitled to change-in-control severance benefits under our broad-based severance policy and in some cases individual change-in-control severance agreements. These benefits are intended to meet the following objectives:
•	to reduce the distraction of the executives that would result from the personal uncertainties caused by a change in control;
•	to encourage the executives’ full attention and dedication to us during a change in control;
•	to provide the executives with compensation and benefit arrangements upon a change in control that are competitive with those of similarly situated companies; and
•	to retain key talent.
We tailored these arrangements to provide a mix of benefits that we believe support the objectives described above. All cash severance is “double-trigger,” meaning that cash severance will be paid to an executive only if he or she has a qualifying termination of employment within 24 months after the change in control for Mr. Jornayvaz or within six months after the change in control for our other current executives. In general, the cash severance amount equals two times the executive’s salary plus bonus at the time of termination for Mr. Jornayvaz or one times salary plus bonus for our other current executives. In addition, these arrangements provide that unvested equity awards will vest immediately upon a change in control for Mr. Jornayvaz or upon a qualifying employment termination within six months after a change in control for our other current executives. We did not make any changes to the change-in-control benefits for our executives in 2020. You can find more information about potential change-in-control benefit amounts below under the heading “Potential Payments Upon Termination or Change-in-Control.”
Noncompetition Agreements
We have entered into noncompetition agreements with our executives. Mr. Jornayvaz has a noncompetition provision in his employment agreement, as described below under the heading “Employment Agreement with

Robert P. Jornayvaz III.” Our other executives have also entered into agreements that provide generally that, if the executive voluntarily leaves Intrepid or is terminated for cause, he or she will not solicit our employees or work for a customer or competitor of Intrepid for a period of twelve months after termination.
Insider Trading Policy and Hedging and Pledging Transactions
A description of our anti-hedging and anti-pledging policy can be found in “Corporate Governance—Insider Trading Policy and Hedging and Pledging Transactions.”
Stock Ownership Guidelines
All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period. For more information, please see “Corporate Governance—Stock Ownership Guidelines.”
Accounting Impact and Tax Deductibility of Compensation
ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock and PSAs under our equity incentive award plans will be accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Risk Assessment
The Compensation Committee has concluded that the compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.
The Compensation Committee
Barth E. Whitham, Chairman
Terry Considine
Chris A. Elliott
Mary McBride

Executive Compensation
2020 Summary Compensation Table
The following table sets forth the total compensation earned for services rendered during the years shown by our named executive officers as of December 31, 2020.
Name and Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(8)	Option Awards(3)	All Other Compensation(4)	Total
Robert P. Jornayvaz III Executive Chairman of the Board, President, and Chief Executive Officer	2020	$51,293	$—	$2,010,986	$—	$7,288	$2,069,567
	2019	50,000	500	2,691,765	—	6,762	2,749,027
	2018	50,000	500	—	3,631,506	5,762	3,687,768
Robert E. Baldridge Senior Vice President - New Mexico(5)	2020	306,815	—	116,454	—	20,207	443,476
	2019	283,955	30,500	109,176	—	19,515	443,146
Matthew D. Preston Vice President, Finance(5)	2020	231,000	25,000	64.991	—	18,133	339,124
	2019	166,707	38,000	30,895	—	14,002	249,604
Kyle R. Smith Vice President, General Counsel and Secretary(6)	2020	242,628	—	64.991	—	81,349	388,968
E. Brian Stone Chief Operating Officer(7)	2020	340,798	85,000	99,999	—	87,333	613,130
(1)	Includes regular base salary, along with pay for vacation, choice holiday, sick, retroactive pay, bereavement, volunteer time off.
(2)
The amounts in this column represent year-end Company-wide bonuses, and other transactional and retention bonuses for certain executives. In December 2019, the Company recognized Mr. Preston with a transactional and retention bonus for his efforts in transactional matters. Mr. Preston earned a portion of the retention bonus in 2020. Mr. Stone was awarded a guaranteed bonus for 2020 pursuant with his employment arrangement when hired in December 2019. See “Compensation Discussion and Analysis – Cash Bonuses” above for additional information.

(3)
Represents the aggregate grant date fair value of awards of restricted stock and stock options, calculated in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts below under the heading “Grants of Plan-Based Awards in 2020” and in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020. The aggregate grant date fair value of stock awards for Mr. Jornayvaz , which are comprised of time-vesting and performance-vesting restricted stock awards, includes the grant date fair value for the performance-vesting restricted stock awards calculated based on the target number of shares.

(4)	The following table describes each component of the 2019 amounts in this column:
Name	Perquisites And Other Personal Benefits(a)	Group Life Insurance Premiums	Supplemental Long- Term Disability Premiums	Intrepid Contributions to 401(k) Plan	Relocation Allowance(b)	Total
Robert P. Jornayvaz III	$4,234	$458	$—	$2.596	$—	$7,288
Robert E. Baldridge	725	2,292	2,940	14,250	—	20,207
Matthew D. Preston	4,234	2,022	327	11,550	—	18,133
Kyle R. Smith	5,329	2,191	—	8,250	65,579	81,349
E. Brian Stone	4,879	2,292	3,787	8,375	68,000	87,333
(a)	These amounts represent payments for office parking or mass transit, gym membership fees, executive physicals, the value of health or service awards and/or electricity incentives.
(5)
Mr. Baldridge was promoted to Senior Vice President-New Mexico in December 2019, and Mr. Preston was promoted to Vice President, Finance in November 2019. Neither Mr. Baldridge nor Mr. Preston was previously a named executive officer of Intrepid.

(6)	Mr. Smith was appointed Vice President and General Counsel in December 2019.
(7)	Mr. Stone was appointed Chief Operating Officer in December 2019.
(8)
For 2020, the total aggregate grant date fair value of stock awards, including the time-vested RSAs and the PSAs, assuming the achievement of highest level of performance at a grant date fair value per share of $19.22, would be $2,616,486 for Mr. Jornayvaz.

Grants of Plan-Based Awards in 2020
The following table provides information about plan-based awards granted to our executives in 2020:
	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards– Target(2)(3) (#)	All Other Stock Awards: Number of Shares of Stock or Units(3)(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name and Award Type		Target(1) ($)	Maximum(1) ($)
Robert P. Jornayvaz III RSA−Performance RSA–Time
	6/8/20	$—	$—	63,012	—	$1,211,000
	6/8/20	—	—	—	57,970	799,986
Robert E. Baldridge RSA–Time Bonus Program
	12/15/20	—	—	—	7,162	116,454
	—	116,456	232,912	—	—	—
Matthew D. Preston RSA–Time Bonus Program
	12/15/20	—	—	—	3,997	64,991
	—	44,000	88,000	—	—	—
Kyle R. Smith RSA–Time Bonus Program
	12/15/20	—	—	—	3,997	64,991
	—	59,625	119,250	—	—	—
E. Brian Stone RSA–Time Bonus Program
	12/15/20	—	—	—	6,150	99,999
	—	75,375	150,750	—	—	—
(1)
Represents possible payouts that could have occurred under our 2020 Bonus Plan for executives, other than Mr. Jornayvaz. In light of the below target performance for Adjusted EBITDA and continued economic uncertainty as a result of the COVID-19 pandemic, we did not award any bonus program payouts for 2020. See “Compensation Discussion and Analysis – Equity Award” for additional information.

(2)
Represents estimated possible payout at target that could have occurred under performance-vesting restricted stock awards. See “Compensation Discussion and Analysis – Equity Award” for additional information. Mr. Jornayvaz’s award also vests in the event of death, disability, or a change in control. Prior to vesting, the awards may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution

(3)
Holders of restricted stock generally have the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited.

(4)
Represents time-based restricted stock granted to executives. The awards vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment. See “Compensation Discussion and Analysis – Equity Award” for additional information. The awards also vest in the event of death, disability, or a change in control followed by a qualifying termination of employment.

(5)
Represents the aggregate grant date fair value of awards of restricted stock calculated in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020. For Mr. Jornayvaz’s performance-vesting restricted stock awards, we estimated the grant date fair value of the award using the Monte-Carlo simulation valuation model, using the following assumptions in estimating the value of the award: 10-year risk-free interest rate of 0.6%; estimated volatility of 83.9%; dividend yield of 0%; and expected life of 10.0 years.

Outstanding Equity Awards at the End of 2020
The following table provides information regarding outstanding stock options and restricted stock held by our executives as of December 31, 2020.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1)
Robert P. Jornayvaz III	3/12/2018(2)	41,551	114,267	$39.00	3/12/2028	—	—	—	—
	6/4/2017(3)	51,369	—	$22.90	6/4/2027	—	—	—	—
	11/8/2016(3)	60,000	—	$10.30	11/8/2026	—	—	—	—
	2/23/2011(3)	1,276	—	$356.90	2/23/2021	—	—	—	—
	6/8/2020(4)	—	—	—	—	57,970	$1,399,976	—	—
	6/8/2020(5)	—	—	—	—	—	—	63,012	$1,521,740
	5/22/2019(4)	—	—	—	—	22,542	$542,216	—	—
	5/22/2019(6)	—	—	—	—	—	—	54,570	$1,317,866
Robert E. Baldridge	11/8/2016(3)	3,360	—	$10.30	11/8/2026	—	—	—	—
	2/23/2011(3)	200	—	$356.90	2/23/2021	—	—	—	—
	12/15/2020(4)	—	—	—	—	7,162	$172,962	—	—
	3/14/2019(7)	—	—	—	—	707	$17,074	—	—
Matthew D. Preston	11/8/2016(3)	1,018	—	$10.30	11/8/2026	—	—	—	—
	12/15/2020(4)	—	—	—	—	3,997	$96,528	—	—
	3/14/2019(7)	—	—	—	—	200	$4,830	—	—
Kyle R. Smith	12/15/2020(4)	—	—	—	—	3,997	$96,528	—	—
E. Brian Stone	12/15/2020(4)	—	—	—	—	6,150	$148,523	—	—
(1)	Market value is based on the closing market price of our common stock on December 31, 2020 ($24.15 per share).
(2)
Award vests in three equal annual installments beginning on March 12, 2019, subject to continued employment; provided that, with respect to options covering 93,491 shares, no vesting occurs unless and until the volume-weighted average closing price of our stock for 20 trading days during the five-year period from the grant date to March 11, 2023, equals or exceeds $58.50 per share (a 50% increase from the grant price of $39.00 per share). Our stock price has not yet met this threshold.

(3)	Award was fully vested as of December 31, 2020.
(4)	Award vests in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment.
(5)
Award vests in three tranches based on the achievement of certain performance criteria. The amount shown in the table represents the number of shares that would be paid out upon vesting of the award at the 100% payout of the goal element. See “Compensation Discussion and Analysis – Equity Awards – Mr. Jornayvaz’s Equity Awards” for additional information.

(6)
Award vests in three tranches, provided, however, that no vesting of a tranche will occur unless and until the volume-weighted average closing price of our common stock for 20 consecutive trading days meets the applicable price achievement foal for that tranche, on or before March 13, 2024, subject in all cases to continued employment. Each tranche is associated with a different three-year price compounded annual growth rate (“CAGR”) measured against our stock price of $38.60 per share. If a tranche is not earned during the first three years, then the award may be eligible to be earned and vest immediately based on the achievement of a four-year and five-year CAGR price goals. Our stock price has not yet met any of the price achievement goals for any tranche.

(7)	Award vests in two equal annual installments beginning on the first anniversary of the grant date, subject to continued employment.

Option Exercises and Stock Vested in 2020
The following table provides information about options exercise and restricted stock that vested in 2020 for each of our executives.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Robert P. Jornayvaz III	—	—	32,924	$357,669
Robert E. Baldridge	—	—	7,343	71,728
Matthew D. Preston	—	—	2,758	26,435
Kyle R. Smith	—	—	—	—
E. Brian Stone	—	—	—	—
(1)	Value was calculated by multiplying the number of shares exercised by the difference between the market price of our common stock at exercise and the exercise price.
(2)	Value was calculated by multiplying the number of shares that vested by the closing market price of our common stock on the vesting date.
Employment Agreement with Robert P. Jornayvaz III
We have entered into an employment agreement with Mr. Jornayvaz. In March 2019, we amended the agreement to extend its term for three years until April 18, 2022. The agreement was originally entered into in 2010.
You can find information about Mr. Jornayvaz’s actual 2020 salary, equity awards, and other compensation as approved by the Compensation Committee above under the heading “Compensation Discussion and Analysis.” Under his employment agreement, Mr. Jornayvaz is entitled to an annual salary of $100,000, subject to annual review by the Compensation Committee. Mr. Jornayvaz’s annual base salary was subsequently reduced to $50,000 by the Compensation Committee. The agreement also provides that the general intent is for Mr. Jornayvaz to receive a target annual bonus of $500,000 and an annual equity award with a target grant date fair value of $750,000; provided that his actual target bonus and equity award for any year may be higher or lower as determined by the Compensation Committee in its sole discretion. Mr. Jornayvaz also is entitled to all other benefits offered generally to our senior management.
If Mr. Jornayvaz’s employment is terminated for any reason, he would be entitled to the following benefits:
•	Payment of any salary, bonus, or other compensation earned but not yet paid to him through the date of termination
•	Rights to continued healthcare coverage as required by law
•
Payment of any amounts due as of the date of termination under any equity-based, welfare, or retirement plan or of any other amounts or benefits under these plans that, by their specific terms, extend beyond the date of termination

•	Rights with respect to D&O insurance
•	Rights under any separate change-in-control severance agreement or other agreement between us and him
He would not be entitled to severance, except as provided under his change-in-control severance agreement, which is described below under the heading “Potential Payments Upon Termination or Change-in-Control.”
Mr. Jornayvaz has agreed that during the term of his employment and for a period of 24 months after termination, he will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at his termination date.
Potential Payments Upon Termination or Change-in-Control
This section describes and quantifies potential payments that may be made to each of our executives (at, following, or in connection with the termination of his or her employment or as a result of a change in control of

Intrepid. We did not make any changes in 2020 to executives’ potential termination and change-in-control benefits. For Mr. Jornayvaz, these benefits are provided under his employment agreement, his change-in-control severance agreement, and his equity award agreements. For our other executives, these benefits are provided under their change-in-control severance agreements or our broad-based change-in-control severance policy and under their equity award agreements. Executives are not entitled to severance benefits outside of a change in control.
Change in Control
Mr. Jornayvaz is entitled to full vesting on all outstanding equity awards upon a qualifying change in control. Each of our other executives is entitled to full vesting on all outstanding equity awards upon a qualifying termination of employment within six months following a change in control.
Qualifying Termination Following a Change in Control
If an executive’s employment is terminated by us without “Cause” or by him or her for “Good Reason” within 24 months of a change in control for Mr. Jornayvaz or within six months for our other current executives, the executive would be entitled to the following additional termination benefits:
•
A lump sum cash payment equal to (a) two times the executive’s annual salary, plus (b) two times the average of the actual annual bonus paid to him for the two preceding years for Mr. Jornayvaz or one times salary and bonus for our other current executives.

○
If the executive has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus.

○	If the executive has not been employed through one bonus cycle, the bonus portion of the calculation is based on the current year’s target bonus amount.
•	A lump sum cash payment equal to the current year’s target annual bonus, pro-rated for the length of time the executive was employed during the year prior to termination
•	Continuation of standard health and welfare benefits for up to two years for Mr. Jornayvaz or one year for our other current executives
•	Individual outplacement services up to a maximum of $5,000
The executive is not entitled to these benefits upon termination of employment for any other reason following a change in control, including a termination for “Cause,” or as a result of death or disability.
To receive the benefits described above, the executive is bound by non-solicitation provisions that prohibit the executive from hiring our employees or soliciting our business relations for a period of one year following the date of termination.
A “change in control” occurs if any one of the following events occurs:
•	Any individual, entity, or group (other than Messrs. Jornayvaz, Harvey, or Martin or their affiliates) becomes the beneficial owner of more than 30% of our voting securities.
•	The directors on our Board on the date on which the agreement was entered into, or directors nominated by those directors, cease to constitute at least two-thirds of the Board.
•
There is a merger, consolidation or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned 30% or less by our voting securityholders prior to the transaction.

•	Our stockholders approve a complete plan of liquidation or dissolution.
“Cause” means any (a) conviction of, or pleading nolo contendere to, a felony; (b) engaging in theft, fraud, embezzlement, or willful misappropriation of our property; (c) violation of any of our policies or practices regarding discrimination or harassment that would be grounds for termination of one of our employees in general; or (d) willful failure to perform substantially the executive’s material duties that is not cured within 30 days.

“Good Reason” means (a) a reduction in the executive’s salary or annual bonus opportunity; (b) a material diminution in the executive’s responsibility or authority; (c) a change of more than 30 miles in the location at which the executive primarily performs his or her services; or (d) any material failure by us to comply with any material term of the executive’s change-in-control severance agreement. The executive is required to notify us of any of these events or conditions within 90 days, and we must fail to cure the event or condition within 30 days after notice.
Post-Employment or Change-in-Control Payments
The tables below quantify the post-employment and change-in-control payments to which our executives would be entitled upon the occurrence of the specified trigger events. All calculations assume that the termination of employment occurred on December 31, 2020.
Robert P. Jornayvaz III
Type of Compensation	Termination Unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$100,00
Accelerated Vesting of Restricted Stock(1)	—	$3,260,057	3,260,057
Accelerated Vesting of Performance Stock(1)	—	—	—
Accelerated Vesting of Stock Options(2)	—	—	—
Other Benefits – Health & Welfare(3)	—	27,291	27,291
Other Benefits – Outplacement Services	—	5,000	5,000
Total Post-Employment or Change-in-Control Compensation	—	$3,292,348	$3,392,348
Robert E. Baldridge
Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$291,139
Prorated Bonus for Year of Termination	—	—	116,456
Accelerated Vesting of Restricted Stock(1)	—	—	190,036
Accelerated Vesting of Stock Options(2)	—	—	—
Other Benefits – Health & Welfare(3)	—	—	13,646
Other Benefits – Outplacement Services	—	—	5,000
Total Post-Employment or Change-in-Control Compensation	—	—	$616,277
Matthew D. Preston
Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$220,000
Prorated Bonus for Year of Termination	—	—	44,000
Accelerated Vesting of Restricted Stock(1)	—	—	101,358
Accelerated Vesting of Stock Options(2)	—	—	—
Other Benefits – Health & Welfare(3)	—	—	21,358
Other Benefits – Outplacement Services	—	—	5,000
Total Post-Employment or Change-in-Control Compensation	—	—	$391,716

Kyle R. Smith
Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$238,500
Prorated Bonus for Year of Termination	—	—	59,625
Accelerated Vesting of Restricted Stock(1)	—	—	96,528
Accelerated Vesting of Stock Options(2)	—	—	—
Other Benefits – Health & Welfare(3)	—	—	23,709
Other Benefits – Outplacement Services	—	—	5,000
Total Post-Employment or Change-in-Control Compensation	—	—	$423,362
E. Brian Stone
Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$335,000
Prorated Bonus for Year of Termination	—	—	75,375
Accelerated Vesting of Restricted Stock(1)	—	—	148,523
Accelerated Vesting of Stock Options(2)	—	—	—
Other Benefits – Health & Welfare(3)	—	—	21,358
Other Benefits – Outplacement Services	—	—	5,000
Total Post-Employment or Change-in-Control Compensation	—	—	$585,256
(1)
Amount was calculated by multiplying the number of shares of restricted stock held on December 31, 2020, by the closing market price of our common stock on that date ($24.15 per share). Mr. Jornayvaz is entitled to full vesting on all restricted stock upon a qualifying change in control. The unvested performance stock granted to Mr. Jornayvaz in 2020 would have accelerated in full upon assumed change in control on December 31, 2020. However, the payout amount would have been zero because the performance threshold had not been met as of December 31, 2020. Other executives are entitled to full vesting on all restricted stock upon a qualifying termination of employment within six months following a change in control.

(2)
Amount was calculated by multiplying the number of shares of common stock underlying the option held on December 31, 2020, by the difference between the closing market price of our common stock on that date ($24.15 per share) and the option exercise price. Mr. Jornayvaz is entitled to full vesting on all unvested stock options upon a qualifying change in control. Other executives are entitled to full vesting on all unvested stock options upon a qualifying termination of employment within six months following a change in control.

(3)
Health and welfare benefits continue until the earlier of two years for Mr. Jornayvaz and one year for other executives from the date of termination or when the executive obtains coverage under another employer’s medical plan.

Benefits on Death or Disability
Our salaried employees, including executives, are eligible for group life, accidental death, and disability insurance benefits upon a termination of employment due to death or disability. In addition, executives and other senior employees who hold equity awards are entitled to accelerated vesting on their unvested equity awards and all vested stock options remain exercisable for 12 months following the termination of employment due to death or disability. Assuming a termination of employment due to death or disability on December 31, 2020, the value of this accelerated vesting for each of our executives would have been as follows:
Name	Accelerated Vesting of Equity Awards
Robert P. Jornayvaz III	$3,260,057
Robert E. Baldridge	190,036
Matthew D. Preston	101,358
Kyle R. Smith	96,528
E. Brian Stone	148,523
Mr. Jornayvaz is eligible for long-term care insurance benefits upon a termination of employment due to disability. We estimate that Mr. Jornayvaz would be entitled to up to $2,500 per month in long-term care insurance benefits for the duration of the disability. Executives other than Mr. Jornayvaz are eligible for supplemental disability and long-term care insurance benefits upon a termination of employment due to disability. We estimate that these executives would be entitled to up to approximately $16,000 to $27,000 per month in supplemental disability and long-term care insurance benefits for the duration of the disability.

CEO PAY RATIO
This section provides information about the ratio of the 2020 annual total compensation of Mr. Jornayvaz, as our Executive Chairman, President, and Chief Executive Officer, to the median of the 2020 annual total compensation of our other employees. The CEO pay ratio shown below is a reasonable estimate calculated in a manner consistent with SEC rules.
Mr. Jornayvaz’s 2020 annual total compensation as reported in the Summary Compensation Table above was $2,069,567. The 2020 annual total compensation of our median employee was $74,410. Thus, the ratio of Mr. Jornayvaz’s 2020 annual total compensation to the median of the 2020 annual total compensation of all other employees was 27.8 to 1.
We determined our median employee based on taxable wages of each of our employees, excluding Mr. Jornayvaz, as of December 31, 2020. Our median employee is an equipment operator and did not receive any equity awards in 2020. After identifying the median employee based on 2020 total taxable wages, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table above in this Proxy Statement. Because different companies use different methods to determine their estimated CEO pay ratio, the estimated CEO pay ratio above should not necessarily be used as a basis for comparisons between companies.

Director Compensation
Nonemployee Director Compensation Policy
The Governance Committee periodically reviews director compensation and, if appropriate, recommends any changes to the Board for its approval. Recommendations are typically based on a review of compensation for nonemployee directors of companies of comparable size to us based on general industry data collected by F. W. Cook. We did not make any significant changes to our director compensation in 2020.
Our director compensation program provides for the following compensation for nonemployee directors:
Annual cash retainer	$65,000
Annual grant of restricted stock with one-year vesting	$85,000
Additional annual cash retainer to each committee chairperson:
Audit Committee	$15,000
Compensation Committee	$10,000
Governance Committee	$7,500
Strategy Committee	$10,000
Additional annual cash retainer to each committee member:
Audit Committee	$10,000
Compensation Committee	$10,000
Governance Committee	$5,000
Cash retainers are generally paid in quarterly installments. The annual restricted stock grant is made at the first Board meeting after the Annual Meeting.
Director Compensation Table
The table below sets forth the compensation paid to or earned by our directors, other than Mr. Jornayvaz, whose compensation is reported above under the heading “Executive Compensation – 2020 Summary Compensation Table.” We do not provide any additional compensation to Mr. Jornayvaz for his service on the Board. For all other directors, the amounts reported in the table below represent compensation paid to or earned by them in accordance with our nonemployee director compensation policy, which is described below the table.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Hugh E. Harvey, Jr.(2)	$54,107	$85,000	$21,294	$160,401
Mary McBride	64,904	85,000	—	149,904
Terry Considine	97,500	85,000	—	182,500
Chris A. Elliott	100,000	85,000	—	185,000
J. Landis Martin(3)	40,385	—	—	40,385
Barth E. Whitham	100,000	85,000	—	185,000
(1)
These amounts represent the aggregate grant date fair value of annual restricted stock awards granted on May 19, 2020, calculated in accordance with financial statement reporting rules, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020. The awards vest in full on May 19, 2021, subject to the director’s continued service. The awards also vest in the event of death, disability, or a qualifying change in control. The grant date fair value of the awards equals the number of shares granted multiplied by the closing market price of our common stock on the grant date ($10.40 per share).

Our directors held the following shares of restricted stock and vested stock options as of December 31, 2020:
Name	Shares of Restricted Stock	Vested Stock Options
Hugh E. Harvey, Jr.	8,173	—
Mary McBride	8,173	—
Terry Considine	8,173	—
Chris A. Elliott	8,173	—
Barth E. Whitham	8,173	—
Information regarding restricted stock and vested stock options held by Mr. Jornayvaz is reported above under the heading “Executive Compensation—Outstanding Equity Awards at the End of 2020.”

(2)	Mr. Harvey retired as an employee of Intrepid effective March 2, 2020 See also “Hugh E. Harvey, Jr.’s Employee Compensation” below for additional information.
(3)	Mr. Landis retired from the Board effective May 19, 2020.
Hugh E. Harvey, Jr.’s Employee Compensation
Mr. Harvey retired as an employee of Intrepid effective March 2, 2020. The amounts reported in the “All Other Compensation” column above represent compensation paid to or earned by him for his employment as our Executive Vice Chairman of the Board until his retirement, as outlined in more detail below.
Name	Salary	Perquisites And Other Personal Benefits(a)	Group Life Insurance Premiums	Parking	Total
Hugh E. Harvey	$19,663	$634	$97	$900	$21,294

Security Ownership of Certain Beneficial Owners and Management
The table below sets forth information regarding the beneficial ownership of our common stock as of March 22, 2021, by the following persons:
•	each person or group who is known by us to own beneficially more than 5% of our common stock;
•	each member of our Board and each executive officer named in the Summary Compensation Table above; and
•	all members of our Board and current executive officers as a group.
The table is based on information that we received from these individuals and information disclosed in filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or other equity awards that are exercisable as of March 22, 2021, or will be exercisable within 60 days of that date, are considered outstanding and beneficially owned by the person holding the awards for the purpose of computing the total and percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
To our knowledge, none of our directors or executive officers has pledged as security any of the shares that they beneficially own. Unless otherwise noted, each of the stockholders listed below has sole voting and investment power (or under marital property laws, shares these powers with his spouse) with respect to the shares shown in the table below. Unless otherwise noted, the business address of each stockholder is c/o Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202.
Name of Beneficial Owner	Total Shares Beneficially Owned	Percent of Shares Outstanding Beneficially Owned(1)
Stockholders Beneficially Owning More Than 5%
Robert P. Jornayvaz III	2,214,757(2)	16.3%
Teton Trust Company, as trustee of Clearway Trust	1,711,982(3)	12.7%
Hugh E. Harvey, Jr.	1,208,508(4)	9.0%
BlackRock, Inc.	772,971(5)	5.7%
Current Directors and Executives (in addition to Messrs. Jornayvaz and Harvey, whose information is presented above)
Terry Considine	30,881(6)	< 1%
Chris A. Elliott	30,983(7)	< 1%
Barth E. Whitham	32,767(8)	< 1%
Mary McBride	8,173(9)	< 1%
Robert E. Baldridge	29,153(10)	< 1%
Matthew D. Preston	10,409(11)	< 1%
Kyle Smith	6,116(12)	< 1%
E. Brian Stone	9,028(13)	< 1%
Current directors and executives, as a group (10 persons)	3,580,775	26.3%
(1)
The percentage ownership for each stockholder on March 22, 2021, was calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) the number of shares of our common stock outstanding on March 22, 2021 (13,452,061), plus any shares the stockholder has the right to acquire as of March 22, 2021, or within 60 days of that date, through the exercise of stock options or other equity awards.

(2)
Represents (a) 1,720,923 shares held by IPC that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III because of his position as the sole stockholder, sole director, and President of IPC, (b) 133,358 unrestricted shares, (c) 186,780 shares of restricted stock, and (d) 173,696 shares subject to stock options that are exercisable as of March 22, 2021, or within 60 days of that date.

(3)
Based solely on a Schedule 13G filed with the SEC on October 21, 2021. The principal business office of Teton Trust Company LLC as Trustee of Clearway Trust is 36 E. Broadway, Suite 9-3, PO Box 490 Jackson, Wyoming 83001-0490, USA.

(4)
Represents (a) 1,177,138 shares held by HOPCO that are or may be deemed to be beneficially owned by Hugh E. Harvey, Jr. because of his position as the sole stockholder, sole director, and President of HOPCO, (b) 23,197 unrestricted shares, and (c) 8,173 shares of restricted stock.

(5)	Based solely on a Schedule 13G/A filed with the SEC on January 29, 2021. The principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)
Represents (a) 8,352 unrestricted shares, (b) 8,173 shares of restricted stock, and (c) 484 and 13,872 shares indirectly owned through CIC Profit Sharing Plan and Carbondale Corporation Retirement Plan, respectively, each of which is a qualified retirement plan. Mr. Considine has shared voting and dispositive power over the shares held by the Carbondale Corporation Retirement Plan.

(7)	Represents (a) 22,810 unrestricted shares and (b) 8,173 shares of restricted stock.
(8)	Represents (a) 24,594 unrestricted shares and (b) 8,173 shares of restricted stock.
(9)	Represents (a) 8,173 shares of restricted stock.
(10)
Represents (a) 14,493 unrestricted shares, (b) 11,300 shares of restricted stock, and (c) 3,360 shares subject to stock options that are exercisable as of March 22, 2021, or within 60 days of that date.

(11)	Represents (a) 3,832 unrestricted shares, (b) 5,559 shares of restricted stock, and (c) 1,018 shares subject to stock options that are exercisable as of March 22, 2021, or within 60 days of that date.
(12)	Represents, (a) 6,116 shares of restricted stock.
(13)	Represents (a) 200 unrestricted shares and (b) 8,828 shares of restricted stock.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2020, regarding our Amended and Restated Equity Incentive Plan:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	296,046	$31.66	661,827
Equity compensation plans not approved by security holders	—	—	—
Total	296,046	$31.66	661,827

Certain Relationships and Related-Person Transactions
Policy on Transactions with Related Persons
Our Board has adopted a written policy with respect to related-person transactions. Under this policy, the Audit Committee must review and approve or ratify any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000, and (c) a related person has or will have a direct or indirect material interest. In addition, related-person transactions must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. For purposes of this policy, a “related person” means (a) any of our directors, executive officers, or nominees for director, (b) any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock, (c) any immediate family member of the foregoing, and (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10%) or control of the entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our stockholders.
In addition, our Board-adopted Code of Business Conduct and Ethics provides that no director, officer, or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of the opportunity through his or her affiliation with us.
Our Board or the Audit Committee approved each of the arrangements described below under the heading “—Related-Person Transactions” pursuant to our policy when we originally entered into or agreed to it.
Related-Person Transactions
Set forth below is a description of transactions between us and our officers, directors, and greater than 5% stockholders since the beginning of 2020.
Director Designation and Voting Agreement
You can find more information about this agreement above under the heading “Corporate Governance—Director Designation and Voting Agreement.”
Registration Rights Agreement
Intrepid, IPC, and HOPCO are parties to a Registration Rights Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. Under this agreement, each of IPC and HOPCO has the right, in certain circumstances, to require us to register for sale the shares of common stock held by it. Subject to the terms and conditions of the agreement, each of IPC and HOPCO may make up to three demands for registration, one of which may require a shelf registration statement. In addition, IPC and HOPCO have piggyback registration rights that give them the right to have their shares included in a registration statement for certain future registered offerings by us. We will bear all costs of registration pursuant to the registration rights provided under this agreement. There were no costs associated with this agreement in 2020.
Office Sublease
In 2017, we entered into a sublease agreement with Peakview Oil Company, LLC (“Peakview”), an entity that is majority owned by Mr. Jornayvaz. Under the agreement, we sublease to Peakview a portion of our unused office space at our headquarters in Denver. The sublease agreement is made on the same general terms and conditions as the master lease under which we lease the office space. Peakview pays us approximately $500 per month in rent, as well as any additional fees and expenses imposed under our master lease relating to Peakview’s use. For 2020, Peakview paid us $6,108 under the agreement.
Transition Services Agreement
In 2008, we entered into a Transition Services Agreement with Intrepid Oil & Gas, LLC (“IOG”). IOG is owned in equal parts by IPC and HOPCO. In February 2019, we and IOG entered into an amendment to this agreement to extend the term of the agreement to April 24, 2021. Under this agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Messrs. Jornayvaz and Harvey) to provide a limited amount of geology, land title, and engineering services relating to IOG’s oil and gas ventures with payment by IOG to Intrepid for these services at cost plus 10%.
IOG is obligated to reimburse us for an amount equal to the sum of the following amounts:
•
The number of hours our employees spend performing services under the agreement for a month, multiplied by a cost per hour for each employee that takes into account actual gross wages, salaries, bonuses, incentive compensation, and payroll taxes of that employee, employee benefit plans attributable to the employee, and other benefits directly attributable to the employee, plus an amount equal to 10% of the employee cost per hour to ensure fairness of the arrangements to us

•	Out-of-pocket costs and expenses incurred by us during the month
The aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement is limited to 15% of their total working time for Intrepid. This limit may be exceeded only with the prior approval of our Board.
In addition, the parties to the Transition Services Agreement (a) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near our Moab, Utah, mine; and (b) consent to and authorize the drilling of the well by IOG at its own expense, provided that the drilling does not interfere with our operations. IOG must reimburse us for any costs relating to IOG’s drilling of the well. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and we agree that the well should be converted for use in our potash production, we will buy the well from IOG for a specified amount not to exceed $750,000 or IOG’s out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG must indemnify us for any damage to our Moab mine that is caused by the drilling of the well. For 2020, IOG paid us $3,917 for services under this agreement.
Surface Use Easement Agreement
In 2009, we entered into a Surface Use Easement and Water Purchase Agreement with IOG relating to oil and gas rights owned by IOG that exist below the surface of our land. Under the agreement, we have granted IOG an easement across a portion of our land to access a drilling site for one of its wells. The easement continues for so long as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for the easement, IOG must pay us $7,500, plus an administrative fee, on July 2 of each year during the term of the easement. In addition, we have agreed to sell IOG water or salt brine to the extent that we have excess water or salt brine available that we may legally sell. For 2020, IOG paid us $8,250 under this agreement.
Aircraft Use
In 2009, we entered into an aircraft dry-lease agreement with Intrepid Production Holdings LLC (“IPH”), which is indirectly owned by Mr. Jornayvaz. The agreement allows us to use an aircraft owned by IPH for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on January 9, 2009, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement on 30 days’ notice to the other party. Under the agreement, we pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2020, we did not pay any amounts to IPH under this agreement.
In 2014, we entered into an aircraft dry-lease agreement with Odyssey Adventures, LLC (“Odyssey”), which is indirectly owned by Mr. Harvey. The agreement allows us to use an aircraft owned by Odyssey for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on September 1, 2014, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement on 30 days’ notice to the other party. Under the agreement, we pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2020, we did not pay any amounts to Odyssey under this agreement.

Householding
We have adopted a practice called “householding.” This practice allows us to deliver only one copy of certain of our stockholder communications (such as the notice regarding the internet availability of proxy materials, our annual reports, or our proxy materials) to stockholders who have the same address and last name and who do not participate in email delivery of these materials, unless one or more of these stockholders notifies us that he or she would like to receive an individual copy of these notices or materials. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s Annual Meeting or for any future meetings or stockholder communications, please send your written request to Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202, Attention: Secretary, or call us at (303) 296-3006. Upon written or oral request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.
Stockholder Proposals
A stockholder who would like to have a proposal considered for inclusion in our 2022 proxy statement pursuant to SEC Rule 14a-8 must submit the proposal so that it is received by us no later than December 7, 2021, unless the date of our 2022 Annual Meeting is more than 30 days before or after May 19, 2022, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202.
For stockholder proposals submitted outside of the SEC proposal rules, our Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an Annual Meeting be received by our Secretary not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding Annual Meeting. Accordingly, notice of stockholder proposals for the 2022 Annual Meeting of Stockholders must be received by us between January 19, 2022 and February 18, 2022. If the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or 70 days after May 19, 2022, we must receive the proposal or nomination no earlier than the 120th day before the Annual Meeting date and no later than the 90th day before the Annual Meeting date, or the 10th day following the day on which public disclosure of the date of the 2022 Annual Meeting of Stockholders is made.
Annual Report on Form 10-K and Other SEC Filings
At your request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, without charge. You should send your written requests to Secretary, Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202. The exhibits to the annual report are available upon payment of charges that approximate our cost of reproduction.
You can also obtain copies of the annual report and exhibits, as well as other filings that we make with the SEC, on our website at investors.intrepidpotash.com or on the SEC’s website at sec.gov.

Other Matters
The Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the Annual Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.
By Order of the Board of Directors,

Matt Preston
Vice President, Finance
April 6, 2021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/18/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IPI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/18/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees	For	Against	Abstain
1a. Terry Considine	☐	☐	☐
1b. Chris A. Elliott	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000502845_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

INTREPID POTASH, INC.
Annual Meeting of Shareholders
May 19, 2021 10:00 AM (MDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kyle R. Smith and Matthew D. Preston or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTREPID POTASH, INC. that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders to be held on May 19, 2021 at 10:00 a.m., Mountain Time, via live webcast at www.virtualshareholdermeeting.com/IPI2021 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000502845_2 R1.0.0.177